EXHIBIT 99.1

Contacts:
Michael Vernon	Debra Berliner /Hunter Blankenbaker
aQuantive, Inc.	G.S. Schwartz & Co., Inc.
(206) 816-8599	(212) 725-4500
dbb@schwartz.com/hunter@schwartz.com

(Conference Call and Webcast at 4:30 pm EDT Today)

AQUANTIVE, INC. ANNOUNCES Q1 RESULTS

Profit Exceeds Guidance on Strong Revenue Growth

SEATTLE – May 5, 2003 – aQuantive, Inc. (Nasdaq: AQNT), (formerly known as Avenue A, Inc.), a digital marketing and technology company and parent company to interactive agencies Avenue A and i-FRONTIER, and advertising technology provider Atlas DMT, today reported first quarter 2003 financial results that exceeded previously announced guidance.

Highlights include:

•	Revenue of $47.5 million, an increase of 102% from the comparable year-ago period
•	Gross profit of $14.2 million, an increase of 109% from the comparable year-ago period
•	GAAP net income of $1.9 million, or 3 cents per share, which exceeded company guidance of 0-1 cent per share. This was the company’s seventh consecutive quarter of improved bottom line performance.
•	Strong balance sheet, with $121.4 million in cash and short-term investments
•	ClickZ Marketing Excellence Awards to Atlas DMT for Best Ad Serving Software and Best Media Planning Product

Brian McAndrews, president and chief executive officer of aQuantive, Inc., stated, “Our exceptional growth and continuing profitability is a reflection of the increasing acceptance of digital marketing among the nation’s leading corporations and our ability to help our clients develop effective marketing programs. As an industry, digital marketing is truly turning the corner. More and more, digital marketing is being viewed as an increasingly valuable marketing tool critical to reaching key demographic groups. Our combination of online media expertise, industry influence, cutting edge technology, and the ability to serve both marketers and traditional ad agencies through our various divisions, positions us well to further benefit from this ongoing trend.”

For the quarter ended March 31, 2003, aQuantive, Inc. reported revenues of $47.5 million, compared to revenues of $23.5 million for the quarter ended March 31, 2002. Gross profit increased to $14.2 million compared to $6.8 million from the year-ago quarter. Net income for the 2003 first quarter was $1.9 million, or $0.03 per share, compared to a net loss for the year-ago first quarter of $3.9 million, or $0.06 per share.

During the quarter, aQuantive, Inc. also announced the naming of two additional members to the Board of Directors. Joining the Board were Mike Slade, former Chairman and CEO of Starwave Corp. and Rick Fox, formerly with the accounting firm of Ernst & Young and currently a partner with RavenFire LLC, a consulting firm.

The Company also noted again that its Avenue A agency division intends to restructure contractual agreements with clients and publishers during the remainder of 2003, which is expected to result in reporting revenues on a net basis (excluding the cost of media purchases) beginning January 1, 2004. This change will not impact any historical financial results or financial results for 2003. The company reported that net revenue, which excludes the cost of media purchases, was $14.9 million for Q1 of 2003, versus $7.2 million for Q1 of 2002.

Financial Guidance

The company announced guidance for Q2, noting that it expected Q2 results as follows:

•	Revenue in the range of $48-52 million
•	Gross profit in the range of $13-15 million
•	Net income in the range of 2-4 cents per share.

Guidance for the full year 2003 was also updated. The Company expects 2003 results as follows:

•	Revenue in the range of $190-210 million
•	Gross profit in the range of $56-62 million
•	Net income in the range of 16-22 cents per share

First Quarter 2003 Conference Call/Webcast Today

aQuantive, Inc. will host a conference call /webcast to discuss Q1 financial results today at 4:30 p.m. EDT. The conference call will be webcast from the Investor Relations section of the Company’s website at www.aquantive.com, under “Calendar of Events.” Interested parties should log on to the webcast approximately 15 minutes prior to download any necessary software. The webcast is not interactive.

About aQuantive, Inc.

aQuantive, Inc. (NASDAQ: AQNT), a digital marketing services and technology company, was founded in 1997 to help marketers acquire, retain and grow customers across all digital media. Through its operating units, full-service interactive agencies Avenue A (www.avenuea.com) and i-FRONTIER (www.ifrontier.com), and Atlas DMT (www.atlasdmt.com), a provider of advertising technology solutions, aQuantive, Inc. is positioned to bring value to any interaction in the digital marketplace. aQuantive, Inc. (www.aquantive.com) is headquartered in Seattle. Avenue A and Atlas DMT have offices in Seattle and New York City, and i-FRONTIER is headquartered in Philadelphia. Atlas DMT is a member of the NAI and adheres to the NAI privacy principles that have been applauded by the FTC. These principles are designed to help ensure Internet user privacy. For more information about online data collection associated with ad serving, including online preference marketing and an opportunity to opt-out of the Atlas DMT cookie, go to: www.networkadvertising.org.

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Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. The forward-looking statements in this release include, without limitation, statements regarding financial guidance for the second quarter of 2003 and for 2003, statements about our growth and profitability, the positive developments or trends regarding the acceptance and use of digital marketing, expectations and intentions regarding revision of our contractual agreements with clients and the timing thereof, and the timing of changes in our method of reporting revenue. The forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include, among others, the risk of fluctuating demand for our advertising services, the potential failure to attract new clients, to maintain current, desired client relationships or to achieve effective advertising campaigns for existing clients, potential deterioration or slower-than-expected development of the Internet advertising market, quarterly and seasonal fluctuations in operating results, timing variations on the part of advertisers to implement advertising campaigns, costs and risks related to any possible future acquisitions of technologies, businesses or brands, the short term nature of aQuantive, Inc.’s contracts with clients which generally are cancelable on 90 days’ or less notice, the risk that the company may not be able to change all of its gross method contracts to net method contracts by 2004 or that some of its gross method contracts may be changed to net method contracts prior to 2004 which will affect the method of reporting of revenue under such contracts, the risk that the new revenue presentation may alter the perceptions of securities analysts and investors which could have an adverse effect on our stock price, and the uncertainties, potential costs, and possible business impacts of unfavorable rulings in previously announced lawsuits involving the company. More information about factors that could cause actual results to differ materially from those predicted in our forward-looking statements is set out in aQuantive, Inc.’s Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this release. Except as required by law, aQuantive, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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aQuantive, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
Assets

Current assets:
Cash, cash equivalents, and short-term investments	$121,350	$121,391
Accounts receivable, net of allowance	29,926	26,587
Other receivables	970	1,316
Prepaid expenses and other current assets	1,062	398

Total current assets	153,308	149,692

Property and equipment, net	4,696	4,166
Goodwill and other intangible assets, net	4,362	4,439
Other assets	829	843

Total assets	$163,195	$159,140

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$40,169	$38,423
Pre-billed media	2,833	3,757
Notes payable	1,111	1,569
Deferred revenue	3,413	2,554

Total current liabilities	47,526	46,303

Deferred taxes	14	—

Total liabilities	47,540	46,303

Shareholders’ equity:
Common stock	587	584
Paid-in capital	216,398	215,858
Deferred stock compensation	(805)	(1,116)
Subscription receivable	(213)	(280)
Accumulated deficit	(100,312)	(102,209)

Total shareholders’ equity	115,655	112,837

Total liabilities and shareholders’ equity	$163,195	$159,140

aQuantive, Inc.

Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,
	2003	2002
Revenue	$47,533	$23,534

Cost of revenue	33,318	16,719

Gross profit	14,215	6,815

Expenses:
Client support	6,184	3,338
Product development	1,110	1,732
Selling, general, and administrative	4,251	3,627
Depreciation and amortization of property and equipment	901	1,161
Amortization of deferred stock compensation	303	772
Amortization of intangible assets	60	—

Total expenses	12,809	10,630

Income (loss) from operations	1,406	(3,815)

Interest and other income, net	537	1,249

Income (loss) before provision for income taxes and cumulative effect on prior years of change in accounting principle	1,943	(2,566)

Provision for income taxes	67	—

Income (loss) before cumulative effect on prior years of change in accounting principle	1,876	(2,566)

Cumulative effect on prior years of change in accounting principle	—	(1,330)

Net income (loss)	$1,876	$(3,896)

Basic and diluted net income (loss) per share before cumulative effect on prior years of change in accounting principle	$0.03	$(0.04)

Cumulative effect on prior years of change in accounting principle	$—	$(0.02)

Basic and diluted net income (loss) per share	$0.03	$(0.06)

Shares used in computing basic net income (loss) per share	58,473	58,130

Shares used in computing diluted net income (loss) per share	64,374	58,130

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